Exhibit 10.2

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (“Agreement”), dated as of October 15, 2005, by and between Alejandro Sanchez Guzman or assigns (“Purchaser”), and ATSI Communications, Inc., a Nevada corporation (“Stockholder”).

W I T N E S S E T H:

WHEREAS, Stockholder owns 49 shares, par value of $1000 per share (the “Shares”), of Series A common stock (“Common Stock”) of ATSIMEX Personal, S.A. de C.V., a Mexican corporation (the “Company”), which represents 100% of the issued and outstanding capital stock of the Company. ATSIMEX was incorporated under document number 23,029 on June 26, 1997 before Lic. Alberto Ortega Solis, Notary Public 20 in Guadalajara, Jalisco Mexico and duly inscribed (No: 247-248) in the Public Property and Commerce Registry in Guadalajara, Jalisco, Mexico;

WHEREAS, Stockholder desires to sell to Purchaser, and Purchaser desires to purchase from Stockholder, all of the Shares, subject to the terms and conditions of this Agreement;

NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements of the parties hereinafter contained, the parties hereby agree as follows:

ARTICLE I
DEFINITIONS

For purposes of this Agreement, capitalized terms shall have the meanings specified or referred to in Exhibit A attached hereto.

ARTICLE II
SALE OF STOCK

2.01  Sale of Shares. On the Closing Date, and subject to the terms and conditions herein stated, Stockholder agrees to sell, assign, transfer and deliver to Purchaser, and Purchaser agrees to purchase from Stockholder, all of the Shares. At the Closing, certificates representing the Shares shall be duly endorsed in blank, or accompanied by stock powers duly executed in blank, by Stockholder.

2.02  Purchase Price; Payment. The aggregate purchase price which the Purchaser shall pay for the Shares and in consideration of the representations, warranties, covenants and agreements of the Stockholder contained herein is $1,000 payable at the Closing in cash by wire transfer of immediately available funds

2.03  Closing Date. The Closing of the Subject Transaction (the “Closing”) shall be held on October 31, 2005 or such other date as Purchaser and Stockholder may agree to in writing. Such date on which the Closing is to be held is herein referred to as the “Closing Date.”

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER

Stockholder represents, warrants and agrees as follows:

3.01  Ownership of Stock. Stockholder is the lawful owner of all of the Shares, free and clear of all Encumbrances. Stockholder has the corporate power and authority to enter into this Agreement and to sell, assign, transfer and convey all of the Shares pursuant to this Agreement and all necessary corporate action has been taken by Stockholder to authorize the Subject Transactions.

3.02  Capital Stock. The Company has 49 share of Common Stock that are issued and outstanding. All such outstanding shares have been duly authorized and validly issued and are fully paid and nonassessable.

3.03  Investments; Subsidiaries. The Company does not have any Subsidiaries. The Company does not own, directly or indirectly, any capital stock or other equity or ownership or proprietary interest in any other corporation, partnership, association, trust, joint venture or other entity.

3.04  Books and Records. To the best knowledge of the Stockholder, the books of account, minute books, stock record books, and other records of the Company, all of which have been made available to Purchaser, are complete and correct in all material respects and have been maintained in accordance with sound business practices.

3.05  Title to Properties; Encumbrances; Condition of Assets. Except for properties and assets which have been sold or otherwise disposed of in the Ordinary Course of Business since the Balance Sheet Date, the Company has good, valid and marketable title to (a) all of the properties and assets (real and personal, tangible and intangible) owned by the Company.

3.06  Litigation. Except as disclosed in the Company’s reports, there is no Proceeding by any Person, or by or before (or any investigation by) any Governmental Body, pending, or to the Knowledge of Stockholder, threatened, against or affecting the Company or any of its properties or rights which is reasonably likely to have a Material Adverse Effect upon the Company or the Subject Transactions.

3.07  Taxes. (a) Purchaser is aware that Tax Returns required to be filed by the Company have not been filed in Mexico in the last 5 years and all such Tax Returns that are due will be the responsibility of the Purchaser; (b) all Taxes required to be paid by the Company will be paid by the purchaser.

3.08  Employees and Labor Matters. To the best knowledge of the Stockholder, the Company is not a party to or bound by any collective bargaining agreement, and there is no labor union or other organization representing or purporting or attempting to represent any of the employees of the Company. There has not been or, to the best knowledge of the Stockholder, been threatened any strike, slowdown, picketing, work stoppage, concerted refusal to work overtime or other similar labor activity with respect to any employees employed in the operation of the Business. The Company may not have complied with all applicable Legal Requirements pertaining to the employment or termination of employment of employees.

3.09  Broker’s or Finder’s Fees. No agent, broker, person or firm acting on behalf of Stockholder or the Company is, or will be, entitled to any commission or broker’s or finder’s fees from any of the parties hereto, or from any Affiliate of Stockholder or the Company, in connection with any of the Subject Transactions.

ARTICLE IV
REPRESENTATIONS OF PURCHASER

Purchaser represents, warrants and agrees as follows:

4.01  Existence, Good Standing and Authority. Purchaser is a _________, duly organized, validly existing and in good standing under the laws of Mexico. Purchaser has full power to execute and deliver this Agreement and to perform its obligations hereunder and all necessary action has been taken by Purchaser to authorize the Subject Transactions. This Agreement constitutes the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting creditors’ rights generally, general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) or the discretion of the court before which any proceeding therefor may be brought.

4.02  Broker’s or Finder’s Fees. No agent, broker, person or firm acting on behalf of Purchaser is, or will be, entitled to any commission or broker’s or finder’s fees from any of the parties hereto, or from any Affiliate of Purchaser, in connection with any of the Subject Transactions.

4.03  Litigation. There is no Proceeding by any Person, or by or before (or any investigation by) any Governmental Body, pending, or, to the Knowledge of Purchaser, threatened, against or affecting Purchaser or any of its properties or rights which could have a Material Adverse Effect upon Purchaser or the Subject Transaction.

4.04  Compliance with Laws. Purchaser is in compliance with all Legal Requirements of any Governmental Body. Purchaser has not received any notice of any asserted present or past failure of Purchaser to comply with such Legal Requirements.

4.05  Investigation. As of the Closing Date, Purchaser will have conducted inspections of the properties and financial and other records of Stockholder and the Company and other due diligence with respect to the Company. As of the Closing Date, Purchaser will have had an opportunity to ask questions of Stockholder and the Company relating to the Company, which questions will be answered to Purchaser’s satisfaction, and to examine all books and records of the Company. Based on such inspections and inquiries, Purchaser will not be aware of any inaccuracies or breaches in Stockholder’s or the Company’s representations and warranties set forth in this Agreement.

4.06  No Implied Warranties. It is understood and agreed that Stockholder and the Company are not making and have not made, any representation or warranty of any kind, express or implied, to Purchaser except for those specifically provided in Article III of this Agreement. Except for the matters which are expressly covered by such representations and warranties, and upon which Purchaser intends to rely, Purchaser is relying on its own investigation and analysis in entering into this Agreement and consummating the Subject Transaction. Without limiting the generality of the foregoing, and notwithstanding any otherwise express representations and warranties made by the Company and the Stockholder in Article III hereof, the Company and the Stockholder make no representation or warranty to Purchaser regarding (a) any projections, estimates or budgets heretofore delivered or made available to Purchaser of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows or future financial conditions (or any component thereof) of the Company or the future business operations of the Company; or (b) any other information or documents made available to Purchaser or its counsel, accountants or advisors with respect to the Company except as expressly set forth in Article III hereof.

ARTICLE V
APPROVALS & NOTIFICATION

5.01  Required Approvals. As promptly as practicable after the date of this Agreement, Stockholder will, and will cause the Company to, make all filings required by Legal Requirements in Mexico to be made by them in order to consummate the Subject Transactions. Between the date of this Agreement and the Closing Date, the Stockholder will, and will cause the Company to, cooperate with Purchaser with respect to all filings that Purchaser elects to make or is required by Legal Requirements in Mexico to make in connection with the Subject Transactions.

5.02  Notification. Between the date of this Agreement and the Closing Date, Stockholder will promptly notify Purchaser in writing if Stockholder becomes aware of any fact or condition that causes or constitutes a Breach of Stockholder’s representations and warranties as of the date of this Agreement, or if Stockholder becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition require any change in this Agreeement, Stockholder will promptly deliver to Purchaser a supplement to this Agreement specifying such change.

ARTICLE VI
MUTUAL COVENANTS

6.01  Confidentiality; Public Announcements. Neither Stockholder nor Purchaser shall disclose or use in any manner any confidential information of each other or of the Company to which it may have access under this Agreement, except for the purposes of consultation with its Representatives for the purposes of performing this Agreement and consummating the Subject Transactions. If this Agreement is terminated for any reason pursuant to Section 10.01, the parties shall return all documentation and materials and copies thereof which shall have been furnished by or on behalf of another party. Except as may be required by applicable Legal Requirements, the parties hereto will keep this Agreement and the Subject Transactions confidential. The parties hereto will consult with each other regarding any press release or public announcement pertaining to this Agreement and the Subject Transactions and shall not issue any such press release or make any such public announcement prior to such consultation, except as may be required by applicable Legal Requirements or by obligations pursuant to any listing agreement with any national securities exchange or national automated quotation system.

6.02  Cooperation. Subject to the terms and conditions herein provided, each party hereto will use such party’s Reasonable Efforts to take, or cause to be taken, such actions, to execute and deliver, or cause to be executed and delivered, such additional documents and instruments and to do, or cause to be done, all things necessary, proper or advisable under the provisions of this Agreement and applicable law to consummate and make effective all of the Subject Transactions.

6.03  Trading in Securities. Purchaser acknowledges that the common stock of Stockholder is publicly held and trades on the NASD over-the-counter exchange (the “ATSI Stock”). Purchaser acknowledges and agrees that the information disclosed to the Purchaser in connection with the Subject Transactions is not publicly available and, therefore, may be “material inside information.” Purchaser also acknowledges that it is familiar with the prohibitions against the use or disclosure of material inside information and agrees that it shall comply with all Federal and state securities laws and regulations prohibiting “insider trading” in connection with the trading of the ATSI Stock.

ARTICLE VII
CONDITIONS TO PURCHASER’S OBLIGATIONS

All obligations of Purchaser to be discharged under this Agreement at the Closing are subject to the fulfillment, prior to or at the Closing, of each of the following conditions, unless waived in writing by Purchaser prior to or at the Closing:

7.01  Truth of Representations and Warranties. The representations and warranties of Stockholder and the Company contained in this Agreement or in any Schedule delivered pursuant hereto shall be true and correct in all material respects when made and as of the Closing Date.

7.02  Covenants and Agreements. Stockholder shall have caused all covenants, agreements, and conditions required by this Agreement to be performed or complied with by them prior to or at the Closing to be so performed or complied with.

7.03  No Material Adverse Change. Prior to the Closing Date, there shall have been no material adverse change in the assets, liabilities, business, condition (financial or otherwise), operations, working capital or prospects of the Company since the Balance Sheet Date, and there shall not have been any events, circumstances or developments which have resulted in a Material Adverse Effect on the Company.

7.04  No Litigation Threatened. No Proceeding shall have been instituted or, to the Knowledge of Stockholder, threatened to restrain or prohibit any of the Subject Transactions.

7.05  Approvals; Filings. All Consents necessary to permit the consummation of the Subject Transactions shall have been received. All filings (other than those, if any, which may be required to be filed, given, obtained or taken solely by Purchaser) shall have been duly filed, given, obtained or taken on or prior to the Closing Date and will be in full force and effect on the Closing Date.

ARTICLE VIII
CONDITIONS TO STOCKHOLDER’S OBLIGATIONS

All obligations of Stockholder to be discharged under this Agreement at the Closing are subject to the fulfillment, prior to or at the Closing, of each of the following conditions, unless waived in writing by Stockholder prior to or at the Closing:

8.01  Truth of Representations and Warranties. The representations and warranties of Purchaser contained in this Agreement or in any Schedule delivered pursuant hereto shall be true and correct in all material respects when made and as of the Closing Date.

8.02  Covenants and Agreements of Purchaser. Purchaser shall have caused all covenants, agreements and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing to be so performed or complied with.

8.03  No Litigation Threatened. No Proceeding shall have been instituted or, to the Knowledge of Purchaser, threatened before a court or other government body or by any public authority to restrain or prohibit any of the Subject Transactions.

8.04  Approvals; Filings. All Consents, if any, necessary to permit the consummation of the Subject Transactions shall have been received. All filings (other than those, if any, which may be required to be filed, given, obtained or taken solely by Stockholder) shall have been duly filed, given, obtained or taken on or prior to the Closing Date and will be in full force and effect on the Closing Date.

ARTICLE IX
NO SURVIVAL; INDEMNIFICATION OF DIRECTORS AND OFFICERS

9.01  No Survival. The representations, warranties, covenants, and obligations in this Agreement, and any certificate or document delivered pursuant to this Agreement, shall terminate at the Closing or upon termination of this Agreement pursuant to Section 10.01 and shall not survive the Closing except that the provisions of Sections 6.01, 6.03 and 9.02 of this Agreement shall survive the Closing. Stockholder will not have any liability under this Agreement resulting from any event relating to a Breach of any representation, warranty, convenant or agreement made in this Agreement.

9.02  Indemnification of Directors and Officers.

(a) From and after the Effective Time, the Company shall, and Purchaser shall cause the Company to, indemnify and hold harmless each present and former director and/or officer of the Company (the “Indemnified Parties”), that is made a party or threatened to be made a party to any threatened, pending or completed, action, suit, proceeding or claim, whether civil, criminal, administrative or investigative, by reason of the fact that he or she was a director or officer of the Company prior to the Closing Date and arising out of actions or omissions of the Indemnified Party in any such capacity occurring at or prior to the Closing Date (a “Claim”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, amounts paid in settlement pursuant to Section 9.02(b), losses, claims, damages or liabilities (collectively, “Costs”) reasonably incurred in connection with any Claim, whether asserted or claimed prior to, at or after the Closing Date, to the fullest extent that the Company would have been permitted under applicable law and the Company’s Certificate of Incorporation, as amended, and By-laws, as amended, in effect as of the Closing Date. The Company shall, and Purchaser shall cause the Company to, advance expenses (including reasonable attorneys’ fees), as reasonably incurred by the Indemnified Party to the fullest extent permitted under applicable law provided such Indemnified Party provides an undertaking to repay such advances if it is ultimately determined that such Indemnified Party is not entitled to indemnification.

(b) Any Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 9.02 upon learning of any such Claim, shall promptly notify Purchaser and the Company thereof, but the failure to so notify shall not relieve Purchaser and the Company of any liability they may have to such Indemnified Party if such failure does not materially prejudice Purchaser and the Company. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) Purchaser and the Company shall have the right to assume the defense thereof and Purchaser and the Company shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Purchaser and the Company elect not to assume such defense or counsel or the Indemnified Parties advise and Purchaser’s and the Company’s counsel concurs that there are issues which raise conflicts of interest between Purchaser and the Company, on the one hand, and the Indemnified Parties, on the other, in either such case the Indemnified Parties may retain counsel satisfactory to them, and Purchaser and the Company shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, however, that Purchaser and the Company shall be obligated pursuant to this paragraph (b) to pay for only one firm or counsel for all Indemnified Parties in any jurisdiction unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest, (ii) the Indemnified Parties will cooperate in the defense of any such matter and (iii) Purchaser and the Company shall not be liable for any amounts paid in settlement effected without their prior written consent, which consent will not be unreasonably withheld; and provided, further, however, that Purchaser and the Company shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and non-appealable, that the indemnification of such Indemnified Party in a manner contemplated hereby is prohibited by applicable law. If such indemnity is not available with respect to any Indemnified Party, then Purchaser and the Company and the Indemnified Party shall contribute to the amount payable in such proportion as is appropriate to reflect relative faults and benefits.

(c) If a Claim under this Section 9.02 is not paid in full by Purchaser and the Company within thirty days after a written request therefor has been received by Purchaser and the Company, the Indemnified Party may at any time thereafter bring suit against Purchaser and the Company to recover the unpaid amount of the Claim and, if successful in whole or in part, the Indemnified Party shall be entitled to be paid also the expense of prosecuting such Claims.

(d) Neither the failure of Purchaser and the Company (including their respective Boards of Directors, independent legal counsel or stockholders) to have made a determination prior to the commencement of such suit that indemnification of the Indemnified Party is proper in the circumstances because he or she has met the applicable standard of conduct, nor an actual determination by Purchaser and the Company (including their respective Boards of Directors, independent legal counsel, or stockholders) that the Indemnified Party has not met such applicable standard of conduct, shall be a defense to the suit or create a presumption that the Indemnified Party has not met the applicable standard of conduct.

ARTICLE X
MISCELLANEOUS

10.01  Termination. This Agreement may, by notice given prior to or at the Closing, be terminated:

(i)  by the mutual written agreement of Purchaser and Stockholder;

(ii)  by either Purchaser or Stockholder if a material Breach of any provision of this Agreement has been committed by the other party and such Breach has not been waived or cured;

(iii)  (a) by Purchaser if any of the conditions contained in Article VII has not been satisfied as of the Closing, or if satisfaction of such a condition is or becomes impossible (other than through the failure of Purchaser to comply with its obligations under this Agreement) and Purchaser has not waived such condition on or before October 31, 2005, or (b) by Stockholder if any of the conditions in Article VIII has not been satisfied as of October 31, 2005, or if satisfaction of such a condition is or becomes impossible (other than through the failure of Stockholder to comply with their obligations under this Agreement) and Stockholder has not waived such condition on or before October 31, 2005.

(iv)  if the Closing shall not have occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) as of October 31, 2005, or such later date as the parties may agree upon in writing.

(v)  by Stockholder in the event that, at any time prior to the Closing Date, the board of directors of either Stockholder or the Company determines in good faith, based on the advice of outside counsel, that failure to do so would be reasonably likely to constitute a breach of its fiduciary duties under applicable law.

(b)  Nothing in this Section 10.01 shall relieve any party of any liability for a Breach of this Agreement prior to the termination hereof.

(c)  Except as provided in Sections 6.01, 6.03, 9.01 and 9.02, in the event of termination of this Agreement pursuant to this Section 10.01, this Agreement shall forthwith become void, there shall be no liability under this Agreement on the part of Stockholder, the Company or Purchaser or any of their respective officers or directors and all rights and obligations of each party hereto shall cease.

10.02  Expenses. The parties hereto shall pay all of their own expenses relating to the transactions contemplated by this Agreement, including, without limitation, the fees and expenses of its counsel and financial advisers.

10.03  Governing Law. The interpretation and construction of this Agreement, the Subject Transactions and all matters relating hereto, shall be governed by the laws of the State of Texas.

10.04  Enforcement; Venue; Service of Process. In the event either party shall seek enforcement of any covenant, warranty or other term or provision of this Agreement or seeks to recover damages for the breach thereof, the party which prevails in such proceedings shall be entitled to recover reasonable attorneys’ fees and expenses actually incurred by it in connection therewith. Subject to Section 10.13, and without waiving the same, the parties hereto agree that this Agreement is performable in Bexar County, Texas and that the sole and exclusive venue for any proceeding involving any claim arising under or relating to this Agreement shall be in Bexar County, Texas.

10.05  Captions; References. The Article and Section captions used herein are for reference purposes only, and shall not in any way affect the meaning or interpretation of this Agreement. References to a “Section” or “Subsection” when used without further attribution shall refer to the particular sections or subsections of this Agreement.

10.06  Notices. Any notice or other communications required or permitted hereunder shall be in writing and, unless otherwise provided herein, shall be deemed to have been duly given upon delivery in person, by telecopy, by overnight courier or by certified or registered mail, return receipt requested, as follows:

If to Stockholder:	ATSI Communications, Inc.
8600 Wurzbach, Suite 700W
San Antonio, Texas 78240
Attention: Arthur L. Smith
Facsimile: (210) 614-7264

If to Purchaser:	Alejandro Sanchez Guzmán
Avenida Insurgentes Sur 14430
Col. Tlalcoligia
Tlalpan Meixoc DF

or at such other address or telecopy number as shall have been furnished in writing by any such party, except that such notice of such change shall be effective only upon receipt. Each such notice or other communication shall be effective when received or, if given by mail, when delivered at the address specified in this Section 10.06 or on the fifth business day following the date on which such communication is posted, whichever occurs first.

10.07  Parties in Interest. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and its successors and permitted assigns. This Agreement may not be transferred, assigned, pledged or hypothecated by any party hereto.

10.08  Counterparts. This Agreement may be executed in two or more counterparts, all of which taken together shall constitute one instrument.

10.09  Entire Agreement. This Agreement, including the other documents referred to herein which form a part hereof or any other written agreements that the parties enter into pursuant to or relating to the Subject Transactions, contains the entire understanding of the parties hereto with respect to the subject matter contained herein and therein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter. All exhibits and schedules referred to herein and attached hereto are incorporated herein by reference.

10.10  Amendments. This Agreement may not be changed orally, but only by an agreement in writing signed by Purchaser, the Company and Stockholder.

10.11  Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof will not in any way be affected or impaired thereby.

10.12  Third Party Beneficiaries. Each party hereto intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any Person other than the parties hereto and any Designee of Purchaser.

10.13  Arbitration; Waiver of Trial By Jury.

(a)  Any and every dispute of any nature whatsoever that may arise between the parties hereto, whether sounding in contract, statute, tort, fraud, misrepresentation, discrimination or any other legal theory, including, but not limited to, disputes relating to or involving the construction, performance or breach of this Agreement, or any schedule, certificate or other document delivered by any party hereto or thereto, or any other agreement between the parties hereto, whether entered into prior to, on, or subsequent to the date of this Agreement, or those arising under any federal, state or local law, regulation or ordinance, shall be determined by binding arbitration in accordance with the then current commercial arbitration rules of the American Arbitration Association, to the extent such rules do not conflict with the provisions of this paragraph. If the amount in controversy in the arbitration exceeds Two Hundred Fifty Thousand Dollars ($250,000), exclusive of interest, attorneys’ fees and costs, the arbitration shall be conducted by a panel of three (3) neutral arbitrators. Otherwise, the arbitration shall be conducted by a single neutral arbitrator. The parties hereto shall endeavor to select neutral arbitrators by mutual agreement. If such agreement cannot be reached within thirty (30) calendar days after a dispute has arisen which is to be decided by arbitration, any party or the parties jointly shall request the American Arbitration Association to submit to each party an identical panel of fifteen (15) persons. Alternate strikes shall be made to the panel, commencing with the party bringing the claim, until the names of three (3) persons remain, or one (1) person if the case is to be heard by a single arbitrator. The parties may, however, by mutual agreement, request the American Arbitration Association to submit additional panels of possible arbitrators. The person(s) thus remaining shall be the arbitrator(s) for such arbitration. If three (3) arbitrators are selected, the arbitrators shall elect a chairperson to preside at all meetings and hearings. The arbitrator(s), or a majority of them, shall have the power to determine all matters incident to the conduct of the arbitration, including without limitation all procedural and evidentiary matters and the scheduling of any hearing. The award made by a majority of the arbitrators shall be final and binding upon the parties thereto and the subject matter. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. §1-16, and judgment upon the award rendered by the arbitrator(s) may be entered by any court having jurisdiction thereof. The arbitrators shall have no authority to award punitive or exemplary damages or any statutory multiple damages, and shall only have the authority to award compensatory damages, arbitration costs, attorneys’ fees, declaratory relief and permanent injunctive relief, if applicable. Unless otherwise agreed by the parties, the arbitration shall be held in San Antonio, Texas. This Section 10.13 shall not prevent either party from seeking a temporary restraining order or temporary or preliminary injunctive relief from a court of competent jurisdiction in order to protect its rights under this Agreement. In the event a party seeks such injunctive relief pursuant to this Agreement, such action shall not constitute a waiver of the provisions of this Section 10.13, which shall continue to govern any and every dispute between the parties, including without limitation the right to damages, permanent injunctive relief and any other remedy, at law or in equity.

(b)  EACH OF THE PARTIES TO THIS AGREEMENT WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY DISPUTE OF ANY NATURE WHATSOEVER THAT MAY ARISE BETWEEN THEM, INCLUDING, BUT NOT LIMITED TO, THOSE DISPUTES RELATING TO OR INVOLVING IN ANY WAY THE CONSTRUCTION, PERFORMANCE OR BREACH OF THIS AGREEMENT OR ANY OTHER AGREEMENT BETWEEN THE PARTIES, THE PROVISIONS OF ANY FEDERAL, STATE OR LOCAL LAW, REGULATION OR ORDINANCE NOTWITHSTANDING. By execution of this Agreement, each of the parties hereto acknowledges and agrees that it has had an opportunity to consult with legal counsel and that he/she/it knowingly and voluntarily waives any right to a trial by jury of any dispute pertaining to or relating in any way to the Subject Transactions, the provisions of any federal, state or local law, regulation or ordinance notwithstanding.

10.14  Joint Preparation. This Agreement has been prepared by the joint efforts of the respective attorneys to each of the parties. No provision of this Agreement shall be construed on the basis that such party was the author of such provision.

IN WITNESS WHEREOF, Purchaser and Stockholder have executed this Agreement to be effective as of the day and year first above written.

Alejandro Sanchez Guzmán “Purchaser”

By:	/s/ Alejandro Sanchez Guzmán

ATSI COMMUNICATIONS, INC.

By:	/s/ Arthur L. Smith
CEO

EXHIBIT A

Definitions

For purposes of this Agreement, the following terms have the meanings specified or referred to in this Exhibit A:

“Affiliate” is used in this Agreement to indicate a relationship with one or more persons and when used shall mean any corporation or organization of which such person is an executive officer, director or partner or is directly or indirectly the beneficial owner of ten percent (10%) or more of any class of equity securities or financial interest therein; any trust or other estate in which such person has a beneficial interest or as to which such person serves as trustee or in any similar fiduciary capacity; any relative or spouse of such person, or any relative of such spouse (such relative being related to the person in question within the second degree); any director or executive officer of such person; or any person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the person specified.

“Agreement” has the meaning set forth in the preamble.

“Balance Sheet” has the meaning set forth in Section 3.05.

“Balance Sheet Date” has the meaning set forth in Section 3.05.

“Breach” means that a “Breach” of a representation, warranty, covenant, obligation, or other provision of this Agreement or any instrument delivered pursuant to this Agreement will be deemed to have occurred if there is or has been (a) any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision, or (b) any claim (by any Person) or other occurrence or circumstance that is or was inconsistent with such representation, warranty, covenant, obligation, or other provision, and the term “Breach” means any such inaccuracy, breach, failure, claim, occurrence, or circumstance.

“Closing” has the meaning set forth in Section 2.03.

“Closing Date” has the meaning set forth in Section 2.03.

“Code” means the Internal Revenue Code of 1986, as amended, or any successor law, and regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.

“Common Stock” means the common stock, par value $0.001 per share, of the Company.

“Company” has the meaning set forth in the preamble.

“Company SEC Reports” has the meaning set forth in Section 3.05(a).

“Consent” means any approval, consent, ratification, waiver, or other authorization (including, without limitation, any Governmental Authorization).

“Contract” means any agreement, contract, instrument, obligation, promise, commitment or undertaking (whether written or oral and whether express or implied) that is legally binding.

“Encumbrance” means any charge, claim, community property interest, condition, covenant, equitable interest including any equitable servitude, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

“Financial Statements” has the meaning set forth in Section 3.05.

“GAAP” means generally accepted United States accounting principles, applied on a basis consistent with the basis on which the Financial Statements were prepared.

“Governmental Authorization” means any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

“Governmental Body” means any:

(a) nation, state, county, city, town, village, district, or other jurisdiction of any nature;

(b) federal, state, local, municipal, foreign, or other government;

(c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal);

(d) multi-national organization or body; or

(e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

“Intellectual Property Rights” has the meaning set forth in Section 3.13.

“IRS” shall mean the Internal Revenue Service.

“Knowledge” means an individual will be deemed to have “Knowledge” of a particular fact or other matter if:

(a) such individual is actually aware of such fact or other matter; or

(b) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter.

Stockholder will be deemed to have “Knowledge” if any of Arthur L. Smith, or Antonio Estrada has, or at any time had, Knowledge of such fact or other matter.

“Legal Requirement” means any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

“Material Adverse Effect” means, with respect to any company or entity, any event, condition or change which materially and adversely affects or may materially and adversely affect the business, financial condition, prospects, assets or results of operations of such company.

“Order” means any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body having jurisdiction or by any arbitrator appointed as provided in this Agreement.

“Ordinary Course of Business” means an action taken by a Person will be deemed to have been taken in the “Ordinary Course of Business” only if:

(a) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person;

(b) such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority); and

(c) such action is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

“Organizational Documents” means (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (e) any amendment to any of the foregoing.

“Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

“Proceeding” means any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal, at law or in equity) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

“Purchaser” has the meaning set forth in the preamble.

“Reasonable Efforts” means the efforts that a reasonably prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved with reasonably promptness; provided, however, that an obligation to use Reasonable Efforts under this Agreement does not require the Person subject to that obligation to take actions that would result in a materially adverse change in the benefits to such Person of this Agreement and the Subject Transactions.

“Representative” means, with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

“Securities Act” means the Securities Act of 1933, as amended, or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

“Shares” has the meaning set forth in the recitals.

“Stockholder” has the meaning set forth in the preamble.

“Subject Transaction(s)” means all of the transactions contemplated by this Agreement, including:

(a) the sale of the Shares hereunder;

(b) the execution, delivery, and performance of this Agreement;

(c) the performance by the parties of their respective covenants and obligations under this Agreement; and

(d) Purchaser’s acquisition, ownership and exercise of control over the Company and its operations.

“Subsidiary” means, with respect to any Person (the “Owner”), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries; when used without reference to a particular Person, “Subsidiary” means a Subsidiary of the Company.

“Tax” means any tax (including, without limitation, any tax on gross income, net income, franchise, gross receipts, royalty, capital gains, value added, sales, property, ad valorem, transfer, license, use, profits, windfall profits, withholding on amounts paid to or by the Company, payroll, employment, excise, severance, stamp, occupation, premium, gift, or estate), levy, assessment, tariff, duty (including customs duty), deficiency, or other fee, and any related charge or amount (including any fine, penalty, interest, or addition to tax), imposed, assessed, or collected by or under the authority of any Governmental Body or payable pursuant to any tax-sharing agreement or any other Contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency, or fee.

“Tax Return” means any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.